Exhibit (k)(vii)

AMENDING AGREEMENT

THIS AMENDING AGREEMENT dated as of the 19th day of September, 2016 (the “Amending Agreement”) MADE BETWEEN:

THE CUSHING RENAISSANCE FUND (“Customer”)

AND

THE BANK OF NOVA SCOTIA, ACTING THROUGH ITS HOUSTON BRANCH (“Scotia”)

WHEREAS Scotia and Customer have entered into a Committed Lending Agreement, dated as of August 26, 2014, as amended from time to time (the “Committed Lending Agreement”);

AND WHEREAS the parties hereto wish to effect certain amendments to the terms of the Committed Lending Agreement as provided for herein;

NOW THEREFORE in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

(1)	Appendix B to the Committed Lending Agreement is deleted in its entirety and replaced with the Appendix B hereto.

(2)	The parties hereto agree that the amendment to the Committed Lending Agreement set forth in Section (1) of this Amending Agreement shall be effective from and after the date hereof.

(3)	Customer represents and warrants to Scotia that:

(i)	It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(ii)	It has the power to execute this Amending Agreement, to deliver this Amending Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(iii)	Such execution, delivery and performance do not violate or conflict with any law applicable to ii, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets;

(iv)	All governmental and other consents that are required to have been obtained by ii with respect to this Amending Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v)	Its obligations under this Amending Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(4)	From and after the date of this Amending Agreement, all references in the Committed Lending Agreement to “this Agreement” (or words or phrases of similar meaning) shall be deemed to be references to the Committed Lending Agreement as amended hereby.

(5)	This Amending Agreement shall be governed and construed in accordance with the governing law of the Committed Lending Agreement.

(6)	All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Committed Lending Agreement.

(7)	All other provisions of the Committed Lending Agreement shall remain in full force and effect unamended and are hereby ratified by the parties hereto in all respects.

(8)	This Amending Agreement may be executed and delivered in counterparts which when taken together shall constitute a single and original agreement between the parties.

(9)	This Amending Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the day and year first above written.

THE CUSHING RENAISSANCE FUND

By:	/s/ Jerry V. Swank
Name:	Jerry V. Swank
Title:	Chief Executive Officer

THE BANK OF NOVA SCOTIA, ACTING THROUGH ITS HOUSTON BRANCH

By:	/s/ Authorized Person
Name:	Authorized Person
Title:

Appendix B - Pricing and Commitment Term

THIS APPENDIX forms a part of the Committed Lending Agreement dated August 26, 2014, as amended from time to time, entered into between The Bank of Nova Scotia, acting through its Houston Branch (“Scotia”) and The Cushing Renaissance Fund (“Customer”) (the “Agreement”).

Customer Debit Rate

1-month LIBOR (Bloomberg: US0001M Index) + 100 bps

Maximum Loan Amount

USO 50,000,000

Commitment Term

60 calendar days